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                                                                  EXHIBIT 10.114

                                   AGREEMENT


          This AGREEMENT (the "Agreement"), made and entered into as of the 18th day of November, 1996, by and between THOMAS W. STURGESS ("Sturgess") and UNITED STATIONERS SUPPLY CO., an Illinois corporation (sometimes hereinafter referred to as "Supply") and UNITED STATIONERS INC., a Delaware corporation (sometimes hereinafter referred to as "Parent" and, together with Supply, sometimes hereinafter collectively referred to as the "Company").

                                   WITNESSETH

          WHEREAS, the Company and Sturgess are parties to that certain Employment Agreement dated as of January 1, 1996, (the "Employment Agreement");

          WHEREAS, Company and Sturgess desire to terminate Sturgess's employment with Company under the Employment Agreement upon the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the mutual premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   RESIGNATION; TERMINATION OF EMPLOYMENT; SERVICES AS DIRECTOR.
Sturgess acknowledges that as of November 18, 1996, he has resigned as (i) an officer (including the offices of President, Chairman of the Board and Chief Executive Officer of Parent) and employee of Company, (ii) an officer, director and employee of all subsidiaries of Parent (including Supply). whether or not wholly owned by Company and whether owned directly or indirectly by Company (collectively, the "Subsidiaries") and (iii) a member of any committees on which
he may have served for any of the Subsidiaries.   The Employment Agreement and
any other understandings or agreements between the Company or any Subsidiary are hereby terminated and of no further force and effect, except as otherwise
expressly set forth herein.    Sturgess shall continue to serve as a member of
the Board of Directors of Parent until his successor is elected and duly qualified or until removed in accordance with the bylaws of the Company. Unless mutually agreed or unless requested by an appropriate officer of the Company, Sturgess agrees not to take or attempt to take any further action on behalf of or purportedly on behalf of the Company or any Subsidiary, except in his capacity as a member of the Board of Directors of the Company.

     2. BENEFITS. In consideration of his covenants herein contained, Sturgess will receive the following payments, all of which will be subject to applicable federal and state withholding taxes:

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     a.   SALARY.  The Company agrees to pay to Sturgess his current base salary at the annual rate of $495,000, in accordance with the Company's normal payment schedule for senior executives, through December 31, 1996.

     b.   BONUS.  The Company agrees to pay to Sturgess the bonus
Sturgess would have received in respect of fiscal year 1996 under Section 2(c) of the Employment Agreement if Sturgess had continued as an employee of the Company under the Employment Agreement through December 31, 1996.

     c. ACCRUED VACATION. The Company agrees to pay to Sturgess in accordance with the Company's customary policies for his earned unused vacation time through the date hereof. Such payment will be made by the Company to Sturgess within 10 days of the date hereof.

     d. OTHER BENEFITS. Sturgess will be permitted to participate in the Company's medical and dental plans in which Sturgess currently participates to the extent such plans remain in effect (and in any plan which replaces any such plan which is discontinued) at regular rates until December 31, 1999, provided Sturgess is eligible to participate under the terms of such plans, and in the event Sturgess is not eligible to participate in any such plan, the Company shall use its best efforts to provide substantially similar coverages for
Sturgess.   All other employee benefits for Sturgess, including, without limitation, any of the benefit plans, programs and policies set forth on Exhibit A to the Employment Agreement not expressly continued pursuant to this Agreement, shall cease on the date hereof.

3.   OPTIONS.

          a. CANCELED OPTION. Sturgess agrees that the option for 120,000 shares of Company Common Stock referenced in Section 9 of the Employment Agreement shall terminate effective as of the date hereof and such option is hereby canceled and shall be of no further force and effect.

          b. CONTINUED OPTION. The option for 240,000 shares of Company Common Stock referenced in Section 8 of the Employment Agreement shall remain in effect, in accordance with the terms of that certain Management Equity Plan Stock Option Agreement, dated January 1, 1996 (the "Stock Agreement"), as such Stock Agreement is amended as hereinafter set forth, which amendments have been approved by the Compensation Committee of the Company's Board of Directors and are hereby agreed to by Sturgess:

     A. Clauses (i), (ii) and (iii) of Section 3 of the Stock Agreement are hereby deleted and the following new clauses (i) and (ii) are substituted therefor:

          "(i)      Options for 160,000 shares after the occurrence of an Event;
               and

          (ii) Options for 80,000 shares on or after the earliest date, if any, that both (1) the Company shall, on or prior to September 30, 1997,

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               have acquired, been acquired by, entered into a joint venture with or otherwise engaged in a business combination with, an entity designated in writing as an "entity" for the purposes of the application of this Section 3(ii) by the Compensation Committee of the Board of Directors of the Company; provided that a definitive agreement with respect to such transaction shall have been entered into by the Company and such entity not later than March 31, 1997; and (2) an Event has occurred.

      B.   Section 5 of the Stock Agreement is hereby deleted.

      4. COOPERATION AND CONSULTING SERVICES. From and after the date hereof through December 31, 1999, Sturgess shall cooperate and consult reasonably on a non-full-time basis with the Company and its employees, agents and representatives to assist the businesses and operations of the Company, including. without limitation, cooperation with the transition of management. Such cooperation shall also include, without limitation, Sturgess' provision of any information (in connection with legal proceedings or otherwise) relating to his activities while an employee of the Company. Compensation for such cooperation and consulting services provided hereunder shall be determined on a project by project basis and on the basis of good faith negotiations between the Company and Sturgess.

     5.   CONFIDENTIAL INFORMATION.

          a. GENERAL. Sturgess acknowledges the Company's exclusive ownership of all information useful in the Company's business (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company and which has been or is from time to time disclosed to, discovered by, or otherwise known by Sturgess as a consequence of his prior employment by or future consulting services to the Company or service on the Board of Directors of the Company (including information conceived, discovered or developed by Sturgess during his employment with or engagement as consultant by the Company or with Associated Stationers, Inc. or service on the Board of Directors of

     (i) The identity, purchase and payment patterns of, and special relations with, the Company's customers;

     (ii) The identity, net prices and credit terms of, and special relations with, the Company's suppliers;

     (iii)     The Company's inventory selection and management techniques;

     (iv)      The Company's product development and marketing plans; and

     (v)       The Company's finances, except to the extent publicly disclosed.

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     b.   PROPRIETARY MATERIALS.  The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, by or but not limited to,
those which contain Confidential Information.   For example, Proprietary
Materials include, but are not limited to the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier, architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by Sturgess or with Sturgess' assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

     c. INVENTIONS. While some of the information contained in Proprietary Materials may have been known to Sturgess prior to employment with the Company, or may now or in the future be in the public domain, Sturgess acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Sturgess, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. Sturgess further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are
conceived, created or received.   Sturgess shall report to the Company fully and
promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to the Company, which Sturgess conceived, made or developed during his employment with the Company or conceives, makes or develops in connection with the provisions of any consulting services on behalf of the Company (whether or not during working hours or with the use or assistance of Company facilities, materials or personnel, and which either (i) relate to or arise out of any part of the Company's business in which Sturgess participates, or (ii) incorporate or make use of Confidential Information or Proprietary materials) (all items referred to in this Section 5(c) being sometimes collectively referred to herein as the "Intellectual Property") All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referred to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the term of employment or consultancy, Sturgess (or after Sturgess' death, Sturgess' personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

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     d.   CONFIDENTIAL DUTIES.  Sturgess shall, except as may be required by law, during the term of service on the Company's Board of Directors or engagement as a consultant by the Company, and thereafter for the longest time permitted by applicable law:

     (i) Comply with all of the Company's instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.
     (ii) Use Confidential Information and Proprietary Materials only at places designated by the Company, in furtherance of the Company's business, and pursuant to the Company's directions.

     (iii) Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

     (iv) Not copy all or any part of Proprietary Materials, except as the Company directs.

     (v) Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, except as the Company directs.

     (vi) Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, except as the Company directs, all or any part of Confidential Information or Proprietary Materials.

     (vii) Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

          Upon the termination of Sturgess' consultation and board services for whatever reason, Sturgess (or in the event of death, Sturgess' personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by Sturgess or others, which
are then in Sturgess' possession or control.   Records or payments made by the
Company to or for the benefit of Sturgess, Sturgess' copy of this Agreement and other such things lawfully possessed by Sturgess which relate solely to taxes payable by Sturgess, benefits due to Sturgess or the terms of Sturgess' prior employment with the Company, shall not be deemed Proprietary Materials for purposes of this Section 5.

     6.   NON-COMPETITION.

          a. During Sturgess' service as a consultant hereunder, and during the two year period following the expiration of such period of service as a consultant), Sturgess shall not, in

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any way, directly or indirectly, (i) manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than 1 % of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise
(other than for the Company or for the benefit of the Company) which is a wholesaler of office products having annual sales in excess of $1 ,000,000 or
(ii) take any non-privileged action, disparage, dissipate or negatively affect the goodwill, business, prospects, or reputation of the Company or its relationships with its employees, customers, suppliers. competitors, vendors, stockholders, lenders, prospective investors, prospective purchasers of any businesses or assets of the Company or others.

     b. Notwithstanding Section 6(a), following the date hereof, Sturgess may be engaged in the business of selling office products at retail and Sturgess may be engaged by any company whose principal business is the manufacture of office products.

     c. Sturgess recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed to be unreasonable by a court having jurisdiction of the matter and parties, Sturgess hereby agrees and submits to the reduction of any such limitations or such territory or time as to such court shall appear reasonable.

     d. If Sturgess shall be in violation of any of the foregoing restrictive covenants and if the Company seeks relief from such breach in any court or other tribunal, such covenants shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

     e. Sturgess agrees that the remedy at law for any breach of the provisions of Section 5 or this Section 6 shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedies it may have.

     7. REPRESENTATIONS AND WARRANTIES OF STURGESS. Sturgess has the full right, power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Sturgess and constitutes a valid and binding obligation on his part, enforceable against him in accordance with its terms. The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time or both, (a) violate any judgment, injunction or order of any court, arbitrator or governmental agency applicable to Sturgess, or (b) conflict with, result in the breach of any provision of or constitute a default under any agreement or instrument to which Sturgess is a party or by which he may be bound.

     8. REPRESENTATIONS AND WARRANTIES OF COMPANY. Parent and Supply hereby represent and warrant that they are corporations duly organized and validly existing in good standing under the laws of the State of Delaware and Illinois, respectively, and have all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company and all the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation on its part, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time or both, (a) violate any judgment, injunction or order of any court, arbitrator or governmental agency applicable to the Company, or (b) conflict with, result in the breach of any provision of or constitute a default under any agreement or instrument to which the Company is a party or by which it may be bound.

     9. RELEASE. Effective immediately, Sturgess releases and discharges the Company, each subsidiary and affiliate of the Company and each present and former director, officer and employee of the Company or any subsidiary or affiliate of the Company (collectively "Company Affiliates") from all manner of claims, actions, causes of action or suits, in law or in equity, which Sturgess has or hereafter can, shall or may have against the Company or Company Affiliates or any of them by reason of any matter, cause or thing whatsoever, arising out of an event or matter occurring prior to the date hereof, including any action arising from or during his employment with the Company, resulting from his termination of such employment or related to his status as a shareholder, officer, employee or participant in any Company employee benefit plan, except for any claims or action Sturgess may have that results from a breach of the Company's obligations under this Agreement or a failure by the Company to perform its obligations under this Agreement. From and after the date hereof, Sturgess agrees and covenants not to sue or initiate arbitration, or threaten suit or arbitration against, or make any claim against, the Company or any Company Affiliate for or alleging any of the claims, actions, causes of action or suits as discussed above. Sturgess acknowledges that this release includes but is not limited to all claims arising under federal, state or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company's right to terminate its employees. This release specifically encompasses all claims of employment discrimination based on race, color, religion, sex, handicap and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, the 1991 Civil Rights Act, all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, all claims of discrimination based on handicap, as provided in the Americans with Disabilities Act, as amended. Notwithstanding anything hereto to the contrary, Sturgess shall not be deemed to have released the Company's obligation to Sturgess, if any, under indemnification provisions of the Company's charter or bylaws, whether or not covered by insurance, or any rights Sturgess may have under any directors' and officers' liability policy. Nothing herein shall limit Sturgess's ability to seek contribution from directors for liabilities for claims brought by third parties who are unrelated to Sturgess. The Company and the Company Affiliates hereby release Sturgess from all claims, actions, causes of action or suits, in law or in equity, which the Company or the Company Affiliates have or hereafter can, shall or may have against Sturgess by reason of any matter, cause of action or thing whatsoever, arising out of an event or matter occurring prior to the date hereof, including any alleged breach by Sturgess of the Employment Agreement or based on his actions as an employee, officer or director of the Company or a Company Affiliate, except for matters relating to a breach of fiduciary duty by Sturgess of which the Company is not now aware.

     10.  MISCELLANEOUS.

          a. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and Sturgess, his heirs, personal representatives, successors and assigns.

          b. SURVIVAL. All representations and warranties contained in this Agreement shall survive the execution and delivery hereof.

          c. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity. In addition, a party that is required to enforce the terms and provisions of this Agreement and is successful therein shall be reimbursed by the other party for all costs and expenses, including reasonable legal fees, that it may incur with respect to such enforcement.

          d. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and Sturgess relating to the subject matter hereof and there are no terms other than those contained herein. This Agreement may not be modified or amended except in a writing signed by the parties hereto.

          e. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to principles of conflicts of law.

          f. COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.

          g    ENFORCEABILITY.  If any provision of this Agreement shall
     be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions, or in all jurisdictions, because it conflicts with any provisions of any constitution, statute, rule or public policy, or for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatever. If any provision of this Agreement shall be held or deemed to impose restrictions which are too broad, too lengthy or otherwise unreasonable, the parties hereto agree to be bound by a court's decision as to what restrictions would be reasonable and acknowledge that such court has the authority and discretion to make such a determination.

          h. ACKNOWLEDGMENT BY STURGESS. Sturgess hereby acknowledges that he has carefully read and fully understands all the provisions of this Agreement. He further acknowledges that this Agreement sets forth the entire agreement between himself and the Company with respect to the subject matter of this Agreement. Finally, Sturgess hereby acknowledges that, in considering whether to sign this Agreement, he has not relied upon any representation or statement, written or oral, not set forth in this Agreement and that he has not been threatened or coerced into signing this Agreement by any official of the Company and that he has read, understood, and fully and voluntarily accepts the terms of this Agreement.

          i. CAPTIONS. The captions herein are for purposes of identification only and shall not be considered in construing this Agreement.

          j. NOTICES. All notices hereunder shall be given in writing and sent to the party for whom such is intended by hand delivery or United States certified or registered mail, return receipt requested, postage prepaid, or overnight courier service, addressed to the party for whom intended at the following respective addresses;

          If to the Company:  United Stationers Supply Co.
                              2200 East Golf Road
                              Des Plaines, IL 60016
                              Attn:  Executive Vice President
                                     and Chief Financial Officer

          If to Sturgess:     Thomas W. Sturgess
                              c/o Wingate Partners
                              750 North St. Paul/Suite #1200
                              Dallas, TX 75201

     or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Such notices shall be deemed to have been served, if hand delivered, on the day delivered, and if mailed, on the third day following the date deposited in the mail. Urgent notices shall be given by Telex or cable to the same addresses and confirmed by mail as provided above. All notices sent by Telex or cable shall be deemed to have been served upon receipt of the Telex or cable, but only if in fact confirmed by mail promptly after dispatch of the Telex or cable.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                              UNITED STATIONERS INC.
                              UNITED STATIONERS SUPPLY CO.

                                      By: /s/ F. B. Hegi, Jr.
                                          -------------------
                                           Name: F. B. HEGI, JR.
                                           Title:  CHAIRMAN, EXECUTIVE COMMITTEE




                                      /s/ Thomas W. Sturgess
                                      ---------------------
                                      THOMAS W.  STURGESS